Exhibit 99.1

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Financial Statements

Years ended December 31, 2003, 2002 and 2001

Report of Independent Registered Public Accounting Firm

The Board of Directors

Royster-Clark, Inc.:

We have audited the accompanying balance sheets of Royster-Clark Nitrogen, Inc. (a wholly owned subsidiary of Royster-Clark, Inc.) (the Company) as of December 31, 2003 and 2002, and the related statements of operations, stockholder’s deficit and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Royster-Clark Nitrogen, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company’s financial statements reflect certain overhead expenses allocated from its parent company, Royster-Clark, Inc. Also, as discussed in note 3 to the financial statements, the Company is dependent on funding from Royster-Clark, Inc. to meet its operating and capital cash flow requirements.

August 31, 2004

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets (Note 8)

Current assets:
Cash	$495	1,094
Trade accounts receivable, net of allowance for doubtful accounts of $103,000 and $51,000 at December 31, 2003 and 2002, respectively	815,310	1,008,300
Other receivables	8,115	54,240
Inventories (note 4)	10,587,910	6,505,864
Deferred tax assets (note 6)	—	683,000
Prepaid expenses and other current assets	271,092	409,296

Total current assets	11,682,922	8,661,794

Property, plant and equipment, net (notes 5 and 9)	29,160,837	31,157,580
Other assets	3,292,404	2,510,794
Deferred tax assets (note 6)	—	12,866,000

Total assets	$44,136,163	55,196,168

Liabilities and Stockholder’s Deficit

Current liabilities:
Cash overdraft	$94,173	43,948
Accounts payable	1,663,426	1,095,035
Accrued expenses (note 7)	1,554,218	1,791,516

Total current liabilities	3,311,817	2,930,499

Due to Royster-Clark, Inc. (note 3)	67,992,824	56,413,091

Total liabilities	71,304,641	59,343,590

Stockholder’s deficit:
Common stock, no par value. Authorized 1,000 shares; issued and outstanding 985 shares	—	—
Accumulated deficit	(27,168,478)	(4,147,422)

Commitments, contingencies and subsequent event (notes 3, 8, 9, 10 and 11)

Total liabilities and stockholder’s deficit	$44,136,163	55,196,168

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Operations

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Net sales (note 3)	$67,907,318	61,643,392	50,227,340
Cost of sales (note 3)	70,189,309	64,240,557	51,951,823

Gross loss	(2,281,991)	(2,597,165)	(1,724,483)

Selling, general and administrative expenses (note 3)	1,788,065	1,936,278	1,606,769

Operating loss	(4,070,056)	(4,533,443)	(3,331,252)

Interest expense (note 3)	(5,402,000)	(4,883,080)	(4,970,174)
Gain on sale of natural gas contracts	—	2,294,269	473,969

Loss before income taxes	(9,472,056)	(7,122,254)	(7,827,457)

Income tax expense (benefit) (note 6)	13,549,000	(2,754,000)	(3,031,000)

Net loss	$(23,021,056)	(4,368,254)	(4,796,457)

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Stockholder’s Equity

Years ended December 31, 2003, 2002 and 2001

	Common stock issued		Retained earnings	Total stockholder’s equity
	Shares	Amount
Balance at December 31, 2000	985	$—	5,017,290	5,017,290
Net loss	—	—	(4,796,458)	(4,796,458)

Balance at December 31, 2001	985	—	220,832	220,832
Net loss	—	—	(4,368,254)	(4,368,254)

Balance at December 31, 2002	985	—	(4,147,422)	(4,147,422)
Net loss	—	—	(23,021,056)	(23,021,056)

Balance at December 31, 2003	985	$—	(27,168,478)	(27,168,478)

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(23,021,056)	(4,368,254)	(4,796,457)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	52,000	51,000	—
Depreciation and amortization	4,777,411	4,736,237	4,680,059
Gain on recovery of precious metals	(668,483)	—	—
Fixed asset impairment charge	—	350,000	—
Deferred income taxes	13,549,000	(2,754,000)	(3,031,000)
Changes in operating assets and liabilities increasing (decreasing) cash:
Trade accounts receivable	140,990	(487,770)	12,182,091
Other receivables	46,125	162,288	8,136
Inventories	(4,082,046)	4,601,868	(5,148,644)
Prepaid expenses and other current assets	138,204	(151,873)	(119,075)
Other assets	(545,518)	(284,106)	(686,151)
Accounts payable	568,391	(2,765,225)	(383,138)
Accrued expenses	(237,298)	250,864	(1,014,485)

Total adjustments	13,738,776	3,709,283	6,487,793

Net cash provided by (used in) operating activities	(9,282,280)	(658,971)	1,691,336

Cash flows from investing activities -
Purchases of property, plant and equipment	(2,348,277)	(1,499,190)	(1,613,312)

Cash flows from financing activities:
Net increase (decrease) in cash overdraft	50,225	43,948	(82,055)
Net increase in due to Royster-Clark, Inc.	11,579,733	2,036,680	82,128

Net cash provided by financing activities	11,629,958	2,080,628	73

Net increase (decrease) in cash	(599)	(77,533)	78,097

Cash, beginning of year	1,094	78,627	530

Cash, end of year	$495	1,094	78,627

See accompanying notes to financial statements.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(1)	Description of Business and Basis of Presentation

Royster-Clark Nitrogen, Inc. (herein referred to as RCN or the Company) operates a nitrogen manufacturing plant that supplies subsidiaries of Royster-Clark, Inc. (RCI) with nitrogen-based fertilizer products.

The Company is a wholly owned subsidiary of RCI, and as such, certain selling, general and administrative expenses and interest expense are allocated to RCN from RCI, as discussed further in note 3 to the financial statements.

(2)	Summary of Significant Accounting Policies

(a)	Trade Accounts Receivable

The majority of trade accounts receivable is recorded at the invoiced amount and does not bear interest. The allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. The Company determined the allowance based on sales terms and age of the receivables. The Company does not have any off-balance sheet credit exposure related to its customers.

(b)	Concentration of Credit Risk

The Company sells its products primarily to RCI. During the years ended December 31, 2003, 2002 and 2001, between 92% and 95% of the Company’s net sales were made to RCI.

In addition to the concentration of credit risk, the Company is impacted by a number of other factors, including the prevailing prices for natural gas, the primary raw material component of nitrogen products.

(c)	Inventories

Raw materials inventories are stated at the lower of cost or market, with cost being determined by the weighted average cost method. Cost of finished goods inventories include raw materials, labor and overhead. Costs directly associated with loading and warehousing are capitalized into product inventory. Total loading and warehousing costs capitalized into inventories amounted to $140,000 and $84,000 at December 31, 2003 and 2002, respectively.

(d)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Assets are depreciated using the straight-line method using the following estimated useful lives:

Buildings and land improvements	7-20 years
Machinery and equipment	7-10 years
Furniture, fixtures and office equipment	3-10 years

(e)	Other Assets

Other assets consist of precious metals, catalysts and repair parts. Precious metals are record at fair value and expensed as consumed. Catalysts and spare parts are carried at cost and expensed as used.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(f)	Income Taxes

The Company’s operating results are included in the consolidated federal income tax return filed by RCI. The provision for income taxes in the accompanying financial statements has been prepared on a separate tax return basis.

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)	Impairment of Long-Lived Assets

The Company adopted Financial Accounting Standards Board (FASB) Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, on January 1, 2002. The adoption of Statement 144 did not affect the Company’s financial statements.

In accordance with Statement 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated.

(h)	Revenue Recognition

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss.

(i)	Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods to prepare these financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from those estimates.

(j)	Accrued Maintenance Expenses

The Company experiences plant shutdowns for plant maintenance used in operations. Estimated amounts, based on historical expenditures, are accrued monthly up to the anticipated future maintenance date. Any differences between accrued amounts and actual expenditures are recorded at the time maintenance is performed. The accruals are included in accrued expenses in the accompanying balance sheets.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(3)	Related Party Transactions

In the ordinary course of business, the Company has significant transactional arrangements with RCI and its affiliated companies. Due to Royster-Clark, Inc. of $67,992,824 and $56,413,091 at December 31, 2003 and 2002, respectively, represents net amounts due to RCI as a result of the transactions noted below. RCN is dependent on funding from RCI to meet its operating and capital cash flow requirements.

Significant related party transactions between the Company and RCI and affiliates for years ended December 31, 2003, 2002 and 2001 consist of the following:

	2003	2002	2001
Product sales to RCI and affiliates	$64,618,077	56,558,819	46,529,867
Selling, general and administrative income (expense) charged by RCI and affiliates:
Insurance	(410,941)	(553,593)	(359,340)
Rail car rental	(381,996)	(415,000)	(360,000)
Warehousing	(402,860)	(365,924)	(383,938)
Other	(117,552)	(58,072)	7,328
Interest expense charged by RCI	(5,402,000)	(4,883,080)	(4,970,174)

RCN has been operated largely as a stand-alone profit center and maintains many of its own selling, general and administrative functions. The costs associated for these functions are included in RCN’s stand-alone financial statements. The accompanying financial statements also include other selling, general and administrative costs allocated to RCN from RCI and affiliates for expenses incurred on behalf of RCN. These have been allocated as outlined below. There can be no assurance that these allocations are representative of the expenses that would have been incurred by RCN if it had obtained these services from an unrelated party for the periods presented or any future period.

Product sales to and purchases from RCI and its affiliated companies are consummated at prices commensurate with competitive prices in RCN’s local wholesale market.

Interest expense charged to RCN on net amounts due to RCI has been allocated based on an initial contribution of $36 million upon the purchase of RCN in 1999 at a rate of 10.25%. Interest is allocated on the remaining balance of amounts due to RCI is based on LIBOR and prime rates incurred by RCI on its outstanding senior secured credit facility (note 8).

Certain selling, general and administrative expenses have been allocated by RCI to RCN, including insurance, rent and warehousing expenses. RCN is allocated a full range of insurance coverage which includes property, general and auto liability, umbrella and other miscellaneous coverages. Property insurance comprises over 90% of liability insurance which is allocated based on the ratio of RCN fixed asset and inventory values to RCI fixed asset and inventory values. Rent and warehousing expenses are allocated based on the usage of railcars and storage facilities. Other selling, general and administrative expenses, such as payroll, employee benefits and legal fees, are processed and paid by RCI. These charges are applied to RCN using the specific identification method.

The management of the Company believes the methodologies for the above allocations are reasonable.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(4)	Inventories

Inventories at December 31, 2003 and 2002 consist of the following:

	2003	2002
Raw materials	$3,043,417	1,154,254
Finished goods	7,544,493	5,351,610

	$10,587,910	6,505,864

(5)	Property, Plant and Equipment

Property, plant and equipment at December 31, 2003 and 2002 consist of the following:

	2003	2002
Land	$540,146	250,694
Buildings	4,454,628	4,454,628
Machinery and equipment	43,395,381	41,595,935
Construction-in-progress	794,666	535,287

	49,184,821	46,836,544
Less accumulated depreciation	20,023,984	15,678,964

	$29,160,837	31,157,580

Included in machinery and equipment above are assets held for sale, which are carried at their estimated net realizable value, less estimated costs to sell. The carrying value of these assets was $429,926 at December 31, 2003 and 2002. An impairment loss of $350,000 was recognized in cost of sales during 2002 to adjust the assets to their fair value, less costs to sell.

(6)	Income Taxes

Components of income tax expense (benefit) for years ended December 31, 2003, 2002 and 2001 consist of the following:

	Current	Deferred	Total
Year ended December 31, 2003:
Federal	$—	11,031,000	11,031,000
State	—	2,518,000	2,518,000

	$—	13,549,000	13,549,000

Year ended December 31, 2002:
Federal	$—	(2,242,000)	(2,242,000)
State	—	(512,000)	(512,000)

	$—	(2,754,000)	(2,754,000)

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

	Current	Deferred	Total
Year ended December 31, 2001:
Federal	$—	(2,468,000)	(2,468,000)
State	—	(563,000)	(563,000)

	$—	(3,031,000)	(3,031,000)

The effective income tax rate for 2003, 2002 and 2001 of 143.0%, 38.7% and 38.7%, respectively, differs from the “expected” federal statutory income tax rate of 34% due to the following:

	Year ended December 31
	2003	2002	2001
Expected income tax benefit	$(3,220,000)	(2,422,000)	(2,661,000)
State taxes, net of federal tax effect	(450,000)	(338,000)	(372,000)
Change in valuation allowance attributable to operations	17,218,000	—	—
Nondeductible expenses and other	1,000	6,000	2,000

	$13,549,000	(2,754,000)	(3,031,000)

The tax effects of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the deferred tax assets at December 31, 2003 and 2002 relate to the following:

	2003	2002
Deferred tax assets:
Trade accounts receivable, due to allowance for doubtful accounts and discounts	$50,000	25,000
Accrued expenses, due to accrued vacation and certain other accruals for financial statement purposes	374,000	429,000
Operating loss and other tax credit carryforwards	14,740,000	10,292,000
Property, plant and equipment, due to differences in depreciation and basis differences resulting from purchase accounting	1,875,000	2,574,000
Inventories, due to costs capitalized for tax purposes, and obsolescence and shrink reserves reflected for financial statement purposes	179,000	229,000

Total gross deferred tax assets	17,218,000	13,549,000
Less valuation allowance	(17,218,000)	—

Net deferred tax assets	$—	13,549,000

The Company generated net operating loss carryforwards of $11,477,000 during 2003 which will expire in 2023, $11,170,000 during 2002 which will expire in 2022, $14,768,000 during 2001 which will expire in 2021, and $622,000 during 1999 which will expire in 2019.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred taxes will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

As a result of the Company’s cumulative losses incurred in recent years, the Company has concluded that, in accordance with FASB Statement No. 109, Accounting for Income Taxes, a valuation allowance for the full amount of the net deferred income tax asset should be recorded. As a result, the Company recorded a valuation allowance of $17,218,000 during 2003.

(7)	Accrued Expenses

Accrued expenses consist of the following at December 31, 2003 and 2002:

	2003	2002
Accrued maintenance	$530,192	680,000
Accrued vacation	433,194	426,036
Accrued property tax	440,152	441,216
Accrued payroll	48,090	188,044
Other	102,590	56,220

	$1,554,218	1,791,516

(8)	Senior Secured Credit Facility

Based on the terms of RCI’s Senior Secured Credit Facilities, the Company is jointly and severally liable and would be required to perform under these terms in the event of RCI’s default.

On December 22, 2003, RCI completed the refinancing of its Senior Secured Credit Facility with an amended and restated Senior Secured Credit Facility (Replacement Credit Facility) from a consortium of lenders. The terms and provisions of the Replacement Credit Facility are similar to the terms and provisions of the former Senior Secured Credit Facility except as noted below. The Replacement Credit Facility allows for increased borrowings from its then current $205,000 up to $225,000, subject to certain borrowing base limitations. The Replacement Credit Facility expires in three years and bears interest at LIBOR plus a spread based on RCI’s leverage. The Replacement Credit Facility will employ prime interest loans at times. The weighted average rate of the credit facilities was 4.69% at December 31, 2003 and 4.94% at December 31, 2002. The Replacement Credit Facility is secured by (1) a lien on all accounts receivable, inventory and certain other assets of RCI and its subsidiaries (except for the collateral securing the First Mortgage Notes, as discussed in note 9), (2) all of the common stock of RCI, and (3) all of the common stock of RCI’s subsidiaries, except for the equity interests of certain subsidiaries pledged to secure the First Mortgage Notes. Amounts outstanding under the credit facilities totaled $142,979,000 and $143,121,000 at December 31, 2003 and 2002, respectively.

(9)	Royster-Clark, Inc. 10 1/4% First Mortgage Notes Due 2009

Based on the terms of RCI’s First Mortgage Notes, the Company is a guarantor on a full, unconditional and joint and several basis and would be required to perform in the event of RCI’s default.

ROYSTER-CLARK NITROGEN, INC.

(A Wholly Owned Subsidiary of Royster-Clark, Inc.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

RCI issued $200,000,000 of First Mortgage Notes due April 2009 on April 22, 1999 to partially finance the acquisition of IMC AgriBusiness, Inc., IMC Nitrogen Company (which was the predecessor Company to RCN) and Hutson’s AG Service, Inc. The First Mortgage Notes bear interest at 10.25% payable semi-annually in arrears. The First Mortgage Notes are secured by 17 principal properties, related fixtures, and equipment and other related assets and a pledge of equity of certain RCI subsidiaries, including RCN. The First Mortgage Notes are not redeemable prior to April 1, 2004, except in the case of a change of control. Thereafter, the First Mortgage Notes are redeemable in whole or in part, at RCI’s option, at a 5.125% premium, declining ratably to par on April 1, 2007, plus accrued and unpaid interest, if any, to the date of redemption.

(10)	Commitments and Contingencies

Legal Matters

From time to time, the Company is subject to various claims and legal matters that have arisen in the ordinary course of its business. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management that any such claims asserted or obligations incurred to date will not result in a material adverse effect on the results of operations, financial position or cash flows of the Company.

Gas Contracts

During 2003, the Company entered into natural gas fixed-price contracts, which were short-term in duration. These fixed price contracts committed the Company to quantities of natural gas (daily MMBTUs). The Company has commitments to purchase natural gas under these contracts of approximately $5,506,000 during the year ending December 31, 2004.

The Company has been the beneficial holder of rights, title and interests in certain natural gas leases in Canada. In July 2002 and again in September 2002, the Company sold its rights, title and interests in these beneficial holdings and other miscellaneous natural gas contracts, resulting in gains totaling approximately $2,294,269 and $473,969 for the years ended December 31, 2002 and 2001, respectively.

(11)	Subsequent Event

On August 6, 2004, the Company signed a non-binding letter of intent with Rentech Development Corporation, a wholly owned subsidiary of Rentech, Inc., and its affiliates (collectively referred to as Rentech), that could lead to the disposition of assets of the Company’s nitrogen-manufacturing facility in East Dubuque, Illinois. Negotiations continue between Rentech and the Company as to the exact structure and language of the contemplated sale agreement. Under the terms of the letter of intent, Rentech will pay $63 million for the business, which includes estimates of $13 million in net current assets. The disposition is subject to final due diligence, legal documentation and the securing of the necessary financing by Rentech. The Company is party to a confidentiality agreement restricting further disclosures. The Company cannot predict when or if a final agreement will be reached.